Exhibit 5.1
October 29, 2021

Board of Directors
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

Ladies and Gentlemen:

I have acted as Senior Associate General Counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of $500,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) issuable pursuant to the UnitedHealth Group Executive Savings Plan (as in effect on the date hereof, the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or other attorneys in the legal department of the Company under my direction, have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including pdfs). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Based on the foregoing, I am of the opinion that:
(a) the Deferred Compensation Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be binding and valid obligations, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity; and
(b) to the extent that the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), pertain to the provisions of the Plan, such provisions comply with the ERISA requirements.

The opinions expressed above are limited to applicable provisions of the following, as currently in effect: (i) as to the opinion expressed in paragraph (a), the Delaware General Corporation Law and the Minnesota Business Corporation Act and (ii) as to the opinion expressed in paragraph (b), Title I of ERISA.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.
Very truly yours,

/s/ Faraz A. Choudhry
Faraz A. Choudhry,
Senior Associate General Counsel